EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 1, 2006, except for Note 14, as to which the date is August 22, 2006, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-137322) and related Prospectus of The Western Union Company for the registration of shares of its common stock to be issued upon the exercise of certain options to purchase shares of its common stock pursuant to The Western Union Company 2006 Long-Term Incentive Plan.

/s/ Ernst & Young LLP

Denver, Colorado

September 26, 2006